EXHIBIT 10.3

                              CONSULTING AGREEMENT


                                    BETWEEN:

                             FIRST AID DIRECT, INC.
                              a body incorporated,
                with a registered office in the State of Florida,
                       (hereinafter referred to as "Fadi")
                                       AND

                                SF ADVISORS, INC.

                              a body incorporated,
                with a registered office in the State of Florida,
                   (hereinafter referred to as " Consultant ")

                                       AND

                                  SCOTT SIEGEL,
               a business person residing in the State of Florida,
                 (hereinafter referred to as "Service Provider")

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WHEREAS  Fadi is issuing and exchanging an equal number of its treasury common shares on a one for one basis with all of the common shares of 3323455 Canada Inc. ("3323"), which as its registered office in the Province of Quebec, Canada as evidenced by the Security Exchange Agreement (SEA) executed between the Parties (the "Transaction");


WHEREAS Consultant has the qualifications, skills and experience to provide the required services;

WHEREAS after the Transaction, Fadi wishes to retain the services of Consultant for a specified period of time;

WHEREAS after the Transaction, Consultant wishes to offer its services to Fadi for the same specific period of time;

WHEREAS Fadi and Consultant wish to define the terms and conditions of this Consulting Agreement;

WHEREAS this Consulting Agreement forms an integral part of the executed SEA between the Parties, with an effective date of November 1st, 2003, which terms, conditions, references and definitions are hereby incorporated and will have the same meanings as used in the said SEA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the Parties have agreed and this Consulting Agreement (the "Agreement") witnesses as follows:
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                                   ARTICLE 1
                      CONDITIONAL OFFER AND EFFECTIVE DATE


         1.1 The preamble forms an integral part of this Agreement.

         1.2 This Agreement is conditional upon the closing of the Transaction. If the Transaction does not close, this Agreement shall be null and void ab initio, and all obligations, including any obligation of compensation or payment to Consultant, shall cease.

         1.3 The effective date (the "Effective Date") of this Agreement shall be the day following the closing of the Transaction.


                                   ARTICLE 2
                             INDEPENDENT CONTRACTOR


         2.1 This is an Agreement for the services of Consultant as a separate business unit, and Consultant shall not be entitled to any benefits of any nature whatsoever other than to those which are expressly provided for herein.

         2.2 Consultant is acting exclusively as a business unit separate from that of Fadi and no relationship of agency, partnership, joint venture, employer-employee, or master-servant is created between Consultant and Fadi.

         2.3 It is acknowledged and agreed by Consultant and Fadi that Consultant shall be and at all time is acting and performing as a consultant to Fadi. Consultant agrees not to represent to any other party that Consultant is an agent, partner, joint venture, employee, or servant of Fadi.

         2.4 Consultant agrees that he shall indemnify and save harmless 3323 and Fadi against any and all claims, actions, causes of action, debts or demands relating to deductions and withholdings under federal, state or municipal law including those under the Income Tax Act as amended from time to time, and any claims related to Employment Insurance, Workers Security Insurance, for or in respect of the provision of services under this Agreement, together with any interest or penalties relating thereto and any costs or expenses incurred by 3323 and Fadi in defending such claims, cause of action, demand, debt or by any other authority.

         2.5 Consultant further agrees that he shall indemnify and save harmless 3323 and Fadi from Consultant's failure, omission or refusal to remit deductions to the appropriate federal, state or municipal government entity, agency or collecting body, as required by law.

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                                   ARTICLE 3
                        TERM OF THE CONSULTING AGREEMENT
                          AND OBLIGATIONS OF CONSULTANT

         3.1 On the Effective Date of this Agreement, Service Provider shall resign as an Officer and as an employee of Fadi, and Service Provider agrees to execute all necessary documents to facilitate the resignations.

         3.2 Fadi engages Consultant to provide and Consultant agrees to provide the Consulting Services commencing as at the Effective Date, and continuing for two twelve (12) month periods. This relationship and this Agreement will be renewed for an additional twelve (12) month period with the prior written consent of the Parties within sixty (60) days from the termination of the first twelve month period. If this Agreement is not renewed, in accordance with the terms and conditions of Section 3.2, this Agreement shall terminate at the end of the applicable twelve (12) month period, which date shall be referred to as the "Contract Termination Date".

         3.3 The Parties agree that the only person who can provide the Consulting Services hereunder is Service Provider, and it shall be a breach of a material provision of this Agreement by Consultant if Service Provider does not personally and exclusively provide the Consulting Services.

         3.4 Services retained:

             3.4.1 Fadi retains the professional services of Consultant to perform the services, roles and responsibilities as described in Attachment
3.4.1 and its amendments (the "Consulting Services").

             3.4.2 It is agreed and acknowledged that Attachment 3.4.1 may be amended in writing from time to time as agreed to by the Parties.

             3.4.3 Attachment 3.4.1 and its respective amendments shall form an integral part of this Agreement and shall be governed by the terms and conditions put forth in this Agreement. In the event of any conflict between this Agreement and Attachment 3.4.1 and its amendments, the terms and conditions of this Agreement shall prevail.

             3.4.4 Subject to Attachment 3.4.1, Consultant shall provide its services in the areas of business development, mergers, acquisitions, combinations and strategic alliances, as well as internal relationships between executive officers and directors and United States corporate governance requirements. If Service Provider is requested to serve on the board of directors of Fadi, Service Provider agrees to do without additional compensation therefor.


         3.5 Consultant shall perform the Consulting Services in accordance with and in the following manner:

             3.5.1 Attachment 3.4.1

             3.5.2 In a good and workmanlike manner and in accordance with accepted standards, practices, policies and guidelines;

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             3.5.3 In compliance with all applicable federal, state, municipal and local laws and regulations, and Fadi's policies (as those policies pertain to consultants).

3.6 It is agreed that during the term of this Agreement, Consultant will perform the Consulting Services when and as needed, during reasonable working hours and upon reasonable prior notice.

         3.7 Consultant shall receive instructions from and report to the Chief Executive Officer of Fadi.

         3.8 Consultant and Service Provider agree to return to Fadi any and all computers, discs, tapes, files, documents and working papers acquired and/or produced under this Agreement within three working days of termination of this Agreement.

                                   ARTICLE 4
                                 FEE ARRANGEMENT


         4.1 Subject to the terms of this Agreement, Consultant shall be paid by Fadi for the provision of the Consulting Services at a rate of 12,500 USD per month.

         4.2 Consultant shall not be entitled to be a participant in any employee benefit plans of Fadi.

         4.3 Fadi shall pay to Consultant all reasonable expenses actually and properly incurred by Consultant in connection with the performance of its obligations under this Agreement, such expenses to be documented in accordance with Fadi's standard policies and shall be subject to approval by Fadi. Consultant shall submit statements and vouchers for all such expenses once a month, at the end of each month.




                             ARTICLE 5 TERMINATION


         5.1 TERMINATION FOR CAUSE

Fadi may terminate this Agreement at any time and, Fadi's obligation to compensate Consultant with respect to this Agreement will terminate upon written notice to Consultant and Service Provider in the event that Consultant or Service Provider is in breach of or in default of the following:

             5.1.1 Section 3.3 herein;

             5.1.2 Section 3.5 herein;

             5.1.3 Change of control of Consultant without the prior written approval of Fadi;

             5.1.4 Article 6 herein during the term of this Agreement;


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         5.2 TERMINATION BY CONSULTANT OR SERVICE PROVIDER

If Consultant and/or Service Provider terminates this Agreement at any time for the following reasons, this Agreement shall terminate, all obligations, including any obligation of compensation or payment to Consultant by Fadi, shall cease and the Restricted Period (as hereinafter defined) shall be three (3) months:

             5.2.1 Election of Consultant or Service Provider;

             5.2.2 The death or disability of Service Provider, for the purposes of this Agreement, long term disability shall mean the inability of Service Provider to provide the Consulting Services for a period of 90 days.

         5.3 TERMINATION WITHOUT CAUSE

             5.3.1 If Fadi terminates this Agreement without cause, Fadi will continue to pay Consultant the amount referred to in Section 4.1 herein for the balance of the agreed term of 24 months from the date of execution of this Agreement and the Restricted Period shall be six (6) months.


         5.4 TERMINATION FOR ANY REASON

Upon termination of this Agreement for any reason, Fadi will pay Consultant, within five (5) business days of Consultant's last day actively performing the Consulting Services for Fadi, the following:

             5.4.1 all Consulting Services fees plus applicable taxes earned, but not yet paid, on a pro-rata basis, for the month of termination;

             5.4.2 any expenses incurred and not paid in accordance with this Agreement.


         5.5 The provisions of Article 6 herein shall survive the termination of this Agreement, regardless of the reason for termination, notwithstanding that the applicable restricted period of ARTICLE 6 herein shall vary in accordance with the cause of termination of this Agreement (the " Restricted Period"). Unless a different time period is specified herein, the Restricted Period shall be 12 months.

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                                   ARTICLE 6
                             PERSONAL COVENANTS AND
                           POST-AGREEMENT OBLIGATIONS

         6.1 Consultant and Service Provider have carefully read and considered the provisions of this Article 6 and, having done so, agree that the restrictions set forth in this Article are fair and reasonable, and are reasonably required for the protection of the interests of 3323 and Fadi and to protect the value of the business purchased by 3323 and Fadi in the Transaction. Consultant and Service Provider recognize and agree that as a consultant of Fadi, they will become knowledgeable, aware and possessed of confidential information of 3323 and Fadi and other affiliated companies including their investor's, customer's and other consultant's, technology, know-how, products and technical and business data, marketing strategies and investor programs shall be referred to in this Agreement as the ("Confidential Information"). Consultant and Service Provider acknowledge and agree that 3323 and Fadi are the sole and exclusive owners and proprietors of all such Confidential Information, and that Consultant and Service Provider owe a duty to ensure that all Confidential Information is and remains at all times confidential

         6.2 Non Competition

             a. Consultant and Service Provider further acknowledge that in the course of this consulting relationship, they will be assigned duties that will give them knowledge of Confidential Information and proprietary information which relates to the conduct and details of 3323 and Fadi's businesses ( for the purposes hereof, "Business" shall mean and include only providing information technology consulting services and outsourcing services) and which may result in irreparable injury if Consultant and/or Service Provider would enter into an employment or consulting relationship with a business which is the same as or similar to and which is competitive to the Business (as Business is hereinafter defined). Consultant and Service Provider agree with, and for the benefit of Fadi that Consultant and Service Provider shall not without the prior written approval of the Board of Directors of Fadi during the term of this Agreement or at any time within the Restricted Period as of the Contract Termination Date, either as an individual or as a partner or joint venture or otherwise in conjunction with any person or persons, firm, association, syndicate, company or Fadi, as principal, agent, consultant, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, carry on, be engaged in, be interested in, or be concerned with, or permit Consultant's or Service Provider's names or any part thereof to be used or employed by any such person or persons, firm, association, syndicate company or Fadi, carrying on, engaged in, interested in or concerned with, a business which is the same as or similar to the Business conducted by Fadi as at the date of termination of this Agreement, within the State of Florida.

             b. Consultant and Service Provider have the right to request in writing the Board of Directors of Fadi, in advance for agreement that a proposed business or position is not prohibited within the terms of this Agreement. If Consultant and Service Provider receive written acknowledgment that the Board of Directors of Fadi does not object to Consultant's or Service Provider's participation in the said requested business or position, then they shall be allowed to so participate.

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             c. This Article shall not prevent Consultant or Service Provider from purchasing as a passive investor up to 5% of the outstanding publicly traded shares or other securities of any class of an issuer listed on a recognized stock exchange.


         6.3 Non-Disclosure

The Parties understand that Fadi and 3323 desire to keep their contractual relationship with their investors, customers and other consultants confidential. Consultant and Service Provider agree during the term of this Agreement and thereafter not to disclose any such investor, customer or other consultant relationships unless authorized in writing by the Board of Directors of Fadi and 3323 or as required by applicable law.

         6.4 Confidential Information

Consultant and Service Provider will have access to the Confidential Information Consultant and Service Provider agree to accept and retain said Confidential Information in confidence and, at all times during or after the termination of this Agreement, not to disclose or reveal such information and data for purposes other than those authorized by Fadi or as required by applicable law. At the request of Fadi and upon termination of this Agreement, Consultant and Service Provider will promptly turn over to Fadi and 3323 all written or descriptive matter containing the Confidential Information or proprietary information or data.

         6.5 Patent-Copyright

             a. Consultant and Service Provider agree to make prompt and complete disclosure to Fadi of any (i) invention, discovery, or improvement ("Invention"), whether patentable or not and (ii) copyrightable material, which relate to the Business and which are made, conceived, or authored by Consultant or Service Provider, alone or with others, during the term of this Agreement and, with respect to an Invention, for one (1) year following the Contract Termination Date. All works produced by Consultant shall be deemed "work made for hire."

             b. Consultant and Service Provider agree to and do hereby assign to Fadi all of their right, title and interest in any Invention(s) and copyrightable material. At the request and expense of Fadi, Consultant and Service Provider will render whatever assistance may be necessary for Fadi to secure a patent or copyright for such Invention(s) or material.

         6.6 Non-Solicitation

Consultant and Service Provider agree that as a result of their position with Fadi, that they will have access to the Confidential Information. Consultant and Service Provider agree that during the term of this Agreement or at any time within the Restricted Period as of the Contract Termination Date, regardless of the reason for termination, that Consultant and Service Provider shall not:


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             (i) directly or indirectly, either as an individual or as a partner or joint venture, or as an employee or principal, management, consultant, agent, shareholder, officer, director, or sales person for any person, firm, association, organization, syndicate, company or Fadi, solicit or accept any business from any Client of Fadi.

             (ii) hire, solicit, or attempt to induce any employee of Fadi to leave Fadi's employ and work directly or indirectly for or with Consultant and Service Provider or any employer or contractor of Consultant and Service Provider; or


             (iii) hire, solicit, or attempt to induce any contractor or sub-contractor of Fadi to not perform their respective duties or to leave Fadi and work directly or indirectly for or with Consultant or Service Provider or any employer or contractor of Consultant and Service Provider.

         6.7 Property

All reports, computer programs, manuals, tapes, card decks, listings (including customer listings) and any other documentation or data furnished to or prepared by Consultant in connection with this Agreement shall be the property of Fadi.

                                   ARTICLE 7
                          GENERAL PROVISIONS AND NOTICE


         7.1 Any waiver by a Party of any breach of any provision of this Agreement by the other Party shall not be binding unless in writing, and shall not operate or be construed as a waiver of any other or subsequent breach by Consultant or Service Provider.

         7.2 This Agreement contains the entire agreement between the Parties and may be changed only by agreement in writing signed b the Parties hereto.

         7.3 This Agreement shall be governed by and construed in accordance with the laws in force in the State of Florida, USA.

         7.4 If any paragraph, subparagraph or provision of this Agreement is determined to be unenforceable by a Court of competent jurisdiction, then such provision shall be severable from the Agreement and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         7.5 Any notice required to be given hereunder shall be in writing and sufficiently made if delivered personally, sent by facsimile transmission, or mailed by prepaid registered mail to the Parties at their respective addresses herein.

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         7.6 Any such notice shall be deemed to have been given on the date it is delivered if personally delivered or sent by facsimile, or if mailed, on the third business day following the

         7.7 mailing thereof. Any of the Parties may change its address for service by giving written notice hereunder.

         7.8 Time shall be of the essence of this Agreement.


                  FADI:

                  First Aid Direct, Inc.
                  5607 Hiatus Road, Suite 500,
                  Taramac, Florida, 33321-6408

                  Tel:  (954) 724-2929
                  Fax: (954) --- ---


                  CONSULTANT:

                  Consulting company

                  ---------------

                  ---------------

                  ---------------


                  SERVICE PROVIDER:

                  Scott Siegel

                  ---------------

                  ---------------

                  ---------------


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         IN WITNESS WHEREOF the Parties hereto have executed this Agreement



                                           FIRST AID DIRECT, INC.,


                                           PER:

                                           -------------------------------------
                                           MICHEL L. MARENGERE


                                           SF ADVISORS, INC.


                                           PER:

                                           -------------------------------------
                                           SCOTT SIEGEL


                                           SERVICE PROVIDER

                                           -------------------------------------
                                           SCOTT SIEGEL

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                                ATTACHMENT 3.4.1


SERVICES, ROLE AND RESPONSIBILITIES

This Attachment 3.4.1 forms an integral part of the Consulting Agreement executed between the Parties and the said Consulting Agreement forms an integral part of the Security Exchange Agreement executed between the Parties with an effective date as of the 31st day of October, 2003.

SCOTT SIEGEL

BUSINESS CONSULTANT
--------------------------------------------------------------------------------

The BC will exercise flexibility to guide and work with Fadi's executives in their day-to-day responsibilities, provide strategic and business guidance, participate in business development activities, and ensure appropriate financial reporting and corporate governance.

BASIC FUNCTIONS

The BC will establish the vision and business strategies. The BC will present the itinerary for the board of director meetings for the year and prepare the agenda for each of the board of director meetings. The BC will chair the board meetings and ensure that each board of director member attend and actively participate in the conduct of business, conform with their fiduciary responsibilities and exercise the process of due care.

PRIME RESPONSIBILITIES WILL BE, BUT NOT LIMITED TO:

o Familiarise the directors and officers with the understanding and the adherence to Fadi's mission statement;

o Supervise adherence to corporate policies and procedures for the preparation, control and reporting of the financial statements of Fadi consistent GAAS and GAAP;

o Monitor compliance with good standing corporate governance and regulatory reporting and disclosure requirements;

o Instilled a strict discipline and control insider trading activities and their reporting to the corporate governance committee;

o Manage current financial position, cash flow, budgets, as well as any exposures or opportunities with regard to the key variables that impact the budget;

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o  Measure the performance of customers, contractors and sub-contractors contracts;

o Review and adjust long-term business and financial planning of consolidated budgets, plans, and forecasts and financial analysis;

o Lead new business opportunities, potential acquisitions, joint ventures, partnerships and corporate financings.

SHORT TERMS PRIORITIES:

o Preparation of logistics to sublease the current office space located at 5607 Hiatus road, Suite 500, Tamarac, Florida, 3321-6408;

o Negotiate new office space for Fadi in Boca Raton, Florida in line with Fadi's profit objectives;

o Prepare and execute the relocation plan, including corporate stationary, telecommunication, Internet, and other office requirements

o Prepare and submit all required documentation and information relative to the rolling into a new Fadi registered subsidiary all of the businesses, assets and liabilities of First Aid Direct, Inc.,'s remaining operating activities in the medical sector;Review and analyze possible acquisitions, mergers, combinations and strategic alliances and advise Fadi with respect to the structure and consummation of such transactions.

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                                 ATTACHMENT 3.6

DAYS EXEMPTED FORM PROVIDING CONSULTING SERVICES

This Attachment 3.6 forms an integral part of the Consulting Agreement executed between the Parties and the said Consulting Agreement forms an integral part of the Share Purchase Agreement executed between the Parties with an effective date as of the 1st day of October, 2003. Consultant and the Services Provider are not required to perform the Consulting Services on the following periods or days. In the cases of the vacation period, Consultant and Service Provider will give reasonable written notice to Fadi and will assure that Fadi will have continuity of the Consulting Services during the said Exempted Days.

o  2 weeks vacation
o  Please propose statutory and religious holidays